Exhibit 10.1

SERIES B PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES B PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on April 29, 2022, by and among NanoSynex Ltd., a company established under the laws of the State of Israel (the “Company”), and Qualigen Therapeutics Inc. (the “Investor”). The Company and the Investor may also be referred to hereinafter as the “Parties” and each individually as a “Party”.

W I T N E S S E T H:

WHEREAS, the board of directors of the Company (the “Board”) has determined that it is in the best interests of the Company to raise an amount of up to US $600,000 (the “Investment Amount”), by issuing to the Investor an aggregate amount of up to 381,786 newly authorized series B preferred shares of the Company, nominal value NIS 0.01 per share (the “Preferred B Shares” or the “Purchased Shares”) at the Closing (as defined below), all on the terms and conditions more fully set forth in this Agreement;

WHEREAS, the Investor desires to invest in the Company and acquire the Preferred B Shares pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1. The Transaction

1.1. Issue and Allotment of Preferred B Shares. Subject to the terms and conditions hereof, at the Closing, the Company shall issue and allot to the Investor, and the Investor shall purchase from the Company, an aggregate number of 381,786 Preferred B Shares hereto, at a price per share of US$ 1.5716 representing a Company pre-money valuation of $8,000,000 divided by the Company’s issued and outstanding share capital on a Fully Diluted Basis immediately prior to the Closing. For the purposes herein, the term “Fully Diluted Basis” shall mean and include all issued and outstanding shares of the Company after giving effect to: (i) the conversion and exercise of all convertible securities, options and warrants as well as all other rights of any kind to acquire shares of the Company; (ii) all anti-dilution rights and adjustments that may be activated as a result of the transactions contemplated hereunder; and (iii) the reservation of 273,613 of the Company’s ordinary shares, nominal value NIS 0.01 per share (the “Ordinary Shares”), all of which are un-promised, unallocated and free for future grants of options to employees, officers, directors, and/or service providers under the Company’s 2018 Share Option Plan (the “Plan”), which represent 5.00% of the share capital of the Company on a Fully Diluted Basis, immediately following the Closing, assuming the investment of the aggregate Investment Amount (the “ESOP Pool”), all as set forth in the Company’s Capitalization Table, attached hereto as Schedule 1.1 (the “Capitalization Table”).

2. The Closing

2.1 Closing. Subject to the satisfaction or waiver of the applicable closing conditions set-forth in Sections 5 and 6 herein, the issuance of the Preferred B Shares to the Investor shall take place at a closing to be held no later than April 30, 2022 or such other date and time as the Company and Investor shall agree (the “Closing” and the date on which the Closing actually occurs, the “Closing Date”).

2.2 This Agreement may be terminated at any time prior to the Closing by the Investor or the Company if the Closing has not occurred on or prior to June 30, 2022; provided that neither the Investor nor the Company will be entitled to terminate this Agreement pursuant to this Section 2.2 if such party’s breach of this Agreement will have been the principal cause of, or shall have resulted in, the prevention of the satisfaction of the conditions or the consummation of the transactions contemplated hereby at or prior to such time.

2.3 Transactions at the Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(a) The Company shall deliver to the Investor the following:

A. True and correct copies of the resolutions of the Company’s shareholders by majority of at least 70% of the issued and outstanding share capital of the Company and majority of at least 70% of each of the classes of shares of the Company, in a form to be agreed upon by the Company and the Investor prior to Closing, by which, inter alia: (i) the articles of association of the Company in effect on the date hereof (the “Current Articles”) are replaced with the amended and restated articles of association, in the form attached hereto as Schedule 2.3(a)A(i) that shall include inter alia the grant to the Investor of a right of refusal or a right of first offer, as applicable, in respect to a change of control in the Company (the “Amended Articles”), (ii) a new class of Preferred B Shares is created; and (iii) this Agreement and all other agreements attached or ancillary hereto which require approval of the Company’s shareholders, including the Shareholders’ Rights Agreement (as defined below), the Indemnification Agreements, the Funding Agreement (as defined below) (collectively, the “Transaction Documents”), are duly approved.

B. True and correct copies of resolutions of the Board in a form to be agreed upon by the Company and the Investor prior to Closing by which, inter alia, the Board unanimously approves: (i) the issuance and allotment to the Investor of the Preferred B Shares, and the reservation of a sufficient number of Ordinary Shares for conversion of all such Preferred B Shares; (ii) the Transaction Documents, and (iii) the reservation of the ESOP Pool.

C. Validly executed share certificate covering the Preferred B Shares issued hereunder, issued in the name of the Investor, in a form to be agreed upon by the Company and the Investor prior to Closing.

D. A certificate duly executed by the chief executive officer of the Company, dated as of the Closing Date, in a form to be agreed upon by the Company and the Investor prior to Closing.

E. An opinion of Horn & Co., counsel to the Company, dated as of the Closing Date, in a form to be agreed upon by the Company and the Investor prior to Closing.

F. Director indemnification agreements for each of the directors of the Company (including the directors appointed by the Investor), duly executed and approved by the Company, in a form to be agreed upon by the Company and the Investor prior to Closing (the “Indemnification Agreements”).

G. A copy of the register of shareholders of the Company as of the Closing, evidencing the registration of the issuance of the Preferred B Shares in the name of the Investor, in a form to be agreed upon by the Company and the Investor prior to Closing (the “Shareholders Register”).

H. A waiver, in a form satisfactory to Investor, executed by all of the Company’s shareholders irrevocably waiving any and all preemptive, anti-dilution, conversion, distribution preference and other rights in connection with the transactions contemplated herein, or otherwise an evidence reasonably satisfactory to the Investor that such rights have either been satisfied or expired.

(b) The Investor shall cause the transfer to the Company of the Investment Amount, less an amount of US$ 100,000 which was already transferred by Investor to the Company prior to the date hereof as payment of the exclusivity fee under the letter of intent between the Company and the Investor dated March 14, 2022, by wire transfer, in consideration of the Purchased Shares, to the Company’s bank account, the details of which are set forth in Schedule I.

(c) The Investor shall deliver to the Company a notice of appointment of its designated members to the Board.

(d) The Company, the Investor and the Founders (as defined below) shall execute and deliver the Shareholders’ Rights Agreement, in the form attached hereto as Schedule 2.3(d) (the “Shareholders’ Rights Agreement”).

(e) The Company and the Investor shall execute and deliver the Master Agreement for the Operational and Technological Funding of the Company in the form attached hereto as Schedule 2.2(a)H (the “Funding Agreement”)

(f) The Company and each of the Founders (as defined in the Current Articles) shall execute amendments to the Founders’ employment agreements under the terms attached hereto as Schedule 2.3(e).

(g) The Investor shall provide the standard form of undertaking required of non-Israeli shareholders of Israeli companies (as may be obtained from the website of the Israel Innovation Authority) to uphold the provisions of the Law for Encouragement of Research, Development and Technological Innovation in the Industry 5744-1984.

3. Representations and Warranties of the Company

As of the date hereof and as of the Closing Date, the Company hereby represents and warrants to the Investor, subject to the exceptions set forth in the disclosure schedule in a form to be agreed upon by the Company and the Investor prior to Closing (the “disclosure schedules”), and acknowledges that the Investor is entering into this Agreement in reliance thereon, as follows:

3.1 Organization; Permits. The Company is duly incorporated and validly existing under the laws of the State of Israel and its control and management are in Israel. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified and is authorized to do business and is in good standing and is not qualified to do business as a foreign corporation in any jurisdiction outside of Israel and the failure to be so qualified would not, in any such case, materially and adversely affect the business of the Company.

3.2 Share Capital. The authorized share capital of the Company as of and subject to the Closing shall be NIS 100,000 divided into:

(a) 6,076,763 Ordinary Shares, of which 1,246,000 are issued and outstanding immediately prior to the Closing and immediately following the Closing; and 521,237 Ordinary Shares are reserved for issuance to officers, directors, employees and consultants of the Company under the ESOP Pool, of which 273,613 are un-promised, unallocated and free for future grants of options to employees, officers, directors, and/or service providers under the Plan representing 5% of the Company’s share capital on a Fully Diluted Basis immediately following the Closing;

(b)	2,232,861 Preferred A-1 Shares, all of which are issued and outstanding immediately prior to the Closing;

(c)	418,663 Preferred A-2 Shares , all of which are issued and outstanding immediately prior to the Closing;

(d)	59,543 Preferred A-3 Shares, all of which are issued and outstanding immediately prior to the Closing;

(e)	612,170 Preferred A-4 Shares, all of which are issued and outstanding immediately prior to the Closing; and

(f) 600,000 Preferred B Shares, 381,786 of which are issued and outstanding immediately prior to the Closing and all of which shall be issued and outstanding immediately following the Closing.

Except as set forth in Schedule 3.2 of the disclosure schedules and for (a) shares and options as set forth in the Company’s Capitalization Table; and (b) the transactions contemplated by this Agreement, there are no outstanding convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Company any share capital of the Company and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any share capital of the Company or under which the Company is, or may become, obligated to issue any of its securities. All issued and outstanding share capital of the Company has been duly authorized and is validly issued and outstanding and fully paid and nonassessable. The Preferred b Shares, when issued, sold and delivered in accordance with this Agreement: (i) will be duly authorized, validly issued, fully paid, nonassessable, issued without violation of any preemptive rights, (ii) will have the rights, preferences, privileges, and restrictions set forth in the Amended Articles, and (iii) will be free and clear of any liens, claims, charges, encumbrances, restrictions, rights, options to purchase and/or third party rights of any kind (except as specified in the Amended Articles) and applicable securities laws) (collectively “Encumbrances”) and duly registered in the name of the Investor in the Shareholders Register. The Ordinary Shares issuable upon conversion of the Preferred B Shares have been or will be, on or prior to the Closing, duly authorized and reserved for issuance by all necessary corporate action and, upon conversion in accordance with the terms of the Amended Articles (as may be amended from time to time), shall be duly and validly issued, fully paid, non-assessable, free of any preemptive rights (other than as set forth in the Amended Articles, as may be amended from time to time), will have the rights, preferences, privileges and restrictions set forth in the Amended Articles (as may be amended from time to time).

3.3 Ownership of Shares. The security holders identified in the Capitalization Table as the shareholders of the Company as of immediately prior to the Closing, are the lawful owners of record, and to the reasonable knowledge of the Company, beneficial owners of all of the issued and outstanding share capital of the Company and of all rights thereto (including, for the avoidance of doubt, all options, warrants and other rights to purchase shares of the Company’s share capital), free and clear of all Encumbrances and none of the aforesaid owns any other shares, options or other rights to subscribe for, purchase or acquire any share capital of the Company from the Company or, to the reasonable knowledge of the Company, from each other.

3.4 Subsidiaries and Related Entities. The Company does not own or control, directly or indirectly, any interest in any corporation, joint venture, or business association.

3.5 Directors, Officers. The sole directors and officers of the Company as of immediately prior to the as of the date hereof are the directors and officers listed on Schedule 3.5 of the disclosure schedules. Other than pursuant to the Amended Articles, the Company has no agreement, obligation or commitment with respect to the election of any individual or individuals to the Board and, to the knowledge of the Company, there is no voting agreement or other arrangement among the Company’s shareholders with respect to the election of any individual or individuals to the Board. All agreements, commitments and understandings, whether written or oral, with respect to any compensation provided to any of the Company’s directors and/or officers in their capacities as such have been fully disclosed in writing to the Investor’s counsel.

3.6 Financial Statements; No Changes

(a) Schedule 3.6(a) of the disclosure schedules contains the Company’s audited consolidated financial statements for the period ending on December 31, 2020 and unaudited but reviewed interim financial statements as of December 31, 2021 (the “Financial Statements Date”) (collectively, the “Financial Statements”). The Financial Statements are true and correct in all material respects, are in accordance with the books and records of the Company and have been prepared in accordance with Israeli generally accepted accounting principles (“GAAP”)’ applied on a consistent basis, except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in Schedule 3.6(a) of the disclosure schedules or in the Financial Statements, the Company has no liabilities or obligations, absolute, contingent or otherwise, other than (A) liabilities incurred in the ordinary course of business since the Financial Statement Date which; and (B) obligations under contracts and commitments incurred in the ordinary course of business to be performed after the date hereof that would not be required to be reflected in financial statements prepared in accordance with GAAP, none of which liabilities and obligations in (A) and (B) would have, individually or in the aggregate, a material adverse effect on the assets, properties, financial condition or business of the Company.

(b) Since the Financial Statement Date, and except as described in Schedule 3.6(b) of the disclosure schedules, there has not been:

A. any material adverse change in the assets, liabilities, financial condition or business of the Company;

B. any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition or business of the Company;

C. any waiver by the Company of a valuable right or of a material debt owed to it;

D. any satisfaction or discharge of any material lien, material claim or material encumbrance or payment of any material obligation by the Company, except in the ordinary course of business and that is not individually or in the aggregate has a material adverse effect on the assets, properties, financial condition or business of the Company;

E. any change or amendment to a material contract or material arrangement by which the Company or any of its respective assets or properties is bound or subject, which material change has a material adverse effect on the assets, properties, financial condition or business of the Company;

F. any material change in any compensation arrangement or agreement with any key employee, key consultant, director or officer of the Company;

G. any loans or guarantees made by the Company to or for the benefit of its employees, officers, or directors or any members of their immediate families other than travel advances made in the ordinary course of business;

H. any sale, transfer or lease of, except in the ordinary course of business, or mortgage or pledge of imposition of lien on, any of the Company’s material assets;

I. any change in the accounting methods or accounting principles or practices employed by the Company;

J. Any declaration or making of distribution of any kind to shareholders; and

K. any arrangement or commitment by the Company to do any of the things described in this Section 3.6.

3.7 Authorization; Approvals. All action on the part of the Company necessary for: (i) the authorization, execution, delivery, and performance of all of the Company’s obligations under this Agreement and the Transaction Documents; (ii) the authorization, issuance, and sale of the Purchased Shares; and (iii) the reservation of the Ordinary Shares issuable upon conversion of the Preferred B Shares, has been (or will be) taken on or prior to the Closing. This Agreement and the Transaction Documents, when executed and delivered by or on behalf of the Company and assuming the due authorization, execution and delivery by the Investor, shall constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Other than as set forth in Schedule 3.7 of the disclosure schedules, no consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of the Company is required that has not been, or will not have been, obtained by the Company on or prior to the Closing in connection with: (i) the valid execution, delivery and performance of this Agreement and the Transaction Documents; and (ii) the offer, sale or issuance of the Preferred B Shares hereunder.

3.8 No Breach. To its knowledge, the Company is not in violation of any domestic and foreign, laws, regulations and orders applicable to it, the violation of which would have a material adverse change in the business or financial condition of the Company. The Company is not: (A) in default, under, and neither the execution and delivery of this Agreement and the Transaction Documents nor compliance by the Company with the terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) its Current Articles, (ii) any agreement, in any material respect, to which the Company is a party or by which any of its property is bound; or (iii) any applicable law and/or regulation and/or any order, writ, injunction or judgment of any court or any governmental or official authority, applicable to the Company. The Company is not aware of any third party being in default under any material agreement with the Company.

3.9 Ownership of Assets. The Company does not currently own, lease or license any tangible properties or assets, other than assets customarily used in the ordinary course of business (e.g., furniture, equipment, computers and the like) and other than those assets that are listed in Schedule 3.9 of the disclosure schedules (the “Assets”). The Company has good and marketable title or rights to its Assets and none of its Assets are subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge (other than in the ordinary course of business and which do not materially impair the Company’s ownership or use of such Assets). Except as set forth in Schedule 3.9 of the disclosure schedules, the Company does not currently lease any real property. The Company is not in default or in breach of any material provision of its leases, and the Company holds a valid leasehold in the property it leases.

3.10 Intellectual Property and Other Intangible Assets.

For purposes of this Agreement, the term “Intellectual Property” shall mean and refer to all: (i) patents and patent applications, and any divisional, continuation, continuation in part, reissue, renewal or re-examination patent issuing therefrom (including any foreign counterparts); (ii) copyrights and registrations thereof; (iii) mask works and registrations and applications for registration thereof; (iv) computer software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (v) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (vi) trade secrets and other confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, technology, proprietary processes, techniques, methodologies, formulae, algorithms, models, modules, user interfaces, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, inventions, source code, object code, and, with respect to all of the foregoing, related confidential documentation; (vii) trademarks, service marks, trade names, domain names and applications and registrations therefor; (viii) all documentation, including user manuals and training materials relating to any of the foregoing and descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (ix) other proprietary rights relating to the foregoing.

(a) The Company owns and has developed, or has obtained the right to use, free and clear of all liens, claims and restrictions but subject to the license terms thereof, all Intellectual Property used in the conduct of the Company’s business as now conducted and as currently proposed to be conducted (taking into consideration that the Company is in development stages and may require to procure and develop additional Intellectual Property for the purpose of its operation), without, to its knowledge, infringing upon, misappropriating or violating any right, lien, or claim of others, including without limitation, of the founders of the Company listed on Schedule I attached hereto (the “Founders”), and present employees of the Company. The Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to any Intellectual Property or any other intangible asset, with respect to the use thereof or in connection with the conduct of its business as now conducted or as currently proposed to be conducted (taking into consideration that the Company is in development stages and may require to procure and develop additional Intellectual Property for the purpose of its operation). The Company’s registered Intellectual Property is listed in Schedule 3.10(a) of the disclosure schedules. Each item of the Company’s registered Intellectual Property is subsisting, and to the Company’s knowledge, after conducting a reasonable inquiry (but without conducting a freedom to operate analysis), enforceable and valid, subject to the payment of the relevant fees and compliance with the registration requirements applicable thereto.

(b) Any and all Intellectual Property of any kind which has been developed, or is currently being developed, by any employee or consultant of the Company in the course of their employment by, or engagement with, the Company and for the Company, is the property solely of the Company. The Company has taken security measures to protect the secrecy, confidentiality and value of all the Company’s Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates. Each of the Company’s employees, consultants and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Company’s Intellectual Property, including (without limitation) the Founders, have entered into a written agreement with the Company, assigning to the Company, all rights in Intellectual Property developed, created, discovered, derived, programmed, designed, invented or otherwise made by them in the course of their engagement with the Company or in connection to the Company’s activities and irrevocably and explicitly waiving all non-assignable rights, including all moral rights and rights to receive royalties in connection therewith, including, with respect to employees, under the Israeli Patent Law – 1967 (including, without limitation, Section 134 thereof) and/or other applicable law.

(c) Except as set forth in Schedule 3.23.10(c) of the disclosure schedules, none of the Company’s Intellectual Property has been developed for a government corporation, military, university, college, other academic institution or research center, and no governmental or military entity, university, college, other academic institution or research center funding, equipment, facilities or other resources were was used in the development of the Company’s Intellectual Property. No current employee, or to the knowledge of the Company, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company’s Intellectual Property, has performed services for or otherwise was under restrictions resulting from his/her relations with any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor developed any of the Company’s Intellectual Property.

(d) To the Company’s knowledge, the Company has not violated, infringed or misappropriated, by conducting its business as currently conducted, any Intellectual Property or other proprietary rights of any other person or entity. To the Company’s knowledge, none of the Company’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency (in their capacity as such), that would interfere with the use of such employee’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as conducted or as currently proposed to be conducted. Neither the execution nor delivery of the Agreement, nor the carrying on of the Company’s business by the employees of the Company as currently conducted, nor the conduct of the Company’s business as currently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. To the knowledge of the Company, it is not necessary to utilize any inventions of any of the Company’s employees and/or consultants (or people the Company currently intends to engage) or inventions made prior to their engagement by the Company in order to continue the Company’s business as currently conducted, other than those that have been validly assigned to the Company pursuant to the proprietary information and non-competition agreement signed by such employee.

(e) All Intellectual Property developed by the Founders prior to or following the incorporation of the Company for the benefit of or in relation to the Company or its business, (“Founders’ IP”) which is used in the conduct of the Company’s business as now conducted and as currently proposed to be conducted, was duly assigned by the Founders to the Company at the time of the incorporation of the Company or later on (but in any event prior to the date hereof), free and clear of any security interest, and, to the extent already required, all declarations and documents required by the various patent offices in the countries in which the Company’s Intellectual Property is registered in order to register such assignments have been duly executed, submitted, approved and registered. Neither the Founders nor, any other party (except for the Company) has any interest in or rights to any of the Founders’ IP.

(f) Other than as set forth in Schedule 3.10(f) of the disclosure schedules, there are no outstanding licenses, or agreements of any kind relating to the Company’s Intellectual Property necessary for the Company’s business as currently conducted or currently proposed to be conducted (taking into consideration that the Company is in development stages and may require to procure and develop additional Intellectual Property for the purpose of its operation), nor is the Company bound by or a party to any licenses or agreements relating to any software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model). The Company is not aware of any Intellectual Property owned by any third party which is needed by the Company to conduct its business as currently conducted.

(g) No source code of any of the Company’s proprietary software has been licensed or otherwise provided or disclosed to another person or entity, and the Company does not have any duty or obligation (whether present, contingent, or otherwise) to license or otherwise provide the source code for any of the Company’s proprietary software to any person or entity, except to its employee, consultants, advisors and service providers and/or anyone else on its behalf, as necessary for its development in the ordinary course of business.

(h) Public Software

A. Schedule 3.10(h)A of the disclosure schedules identifies: (i) each item of Open Source Materials (as defined below) that is contained in, distributed with or used in the development of the Company Source Code or from which any part of any Company Source Code is derived; (ii) the version or versions of each such item of Open Source Materials; (iii) the Company Products or other use to which each such item of Open Source Materials relates; (iv) the applicable license for each such item of Open Source Material; (v) whether each such item of Open Source Materials has been modified by or for the Company; and (vi) whether such modules or modifications have been distributed or made available to any third party by Company.

B. The Company has not: (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company IP Rights or Company Products (as such terms are defined below); (ii) distributed Open Source Materials in conjunction with any Company IP Rights or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create, obligations for the Company with respect to any Company IP Rights, or grant, or purports to grant, to any third party, any rights or immunities under any Company IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be: (A) disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; and/or (C) be redistributable at no charge).

C. The Company is in compliance in all material respects with the provisions of the licenses of the Open Source Materials set forth in Schedule 3.10(h)A of the disclosure schedules, and none of the Company IP Rights, Company Products, or Company Source Code is subject to the provisions of any license for Open Source Materials or similar agreement which would reasonably : (i) oblige and/or require the Company: (A) to license such Company IP Rights, Company Products, or Company Source Code or any portion thereof for the purpose of making modifications or derivative works; (B) to distribute such Intellectual Property of the Company or any portion thereof; (C) to permit any person to decompile, disassemble, or otherwise reverse-engineer any Company IP Rights, Company Products, or Company Source Code; and/or (D) to disclose, license, or distribute any Company Source Code; (ii) cause the Company, by virtue of its use of the Open Source Materials set forth in Schedule 3.10(h)A of the disclosure schedules, to make available to any third party the Company Source Code or any other software, including any such software that is used internally or distributed by the Company; and/or (iii) (except for limitations stipulated by permissive Open Source licenses) otherwise impose a limitation, restriction or condition on the right of the Company to distribute any Company IP Rights, Company Products, or Company Source Code or any portion thereof.

D. Neither the Company nor, to its knowledge, any other person then acting on its behalf has disclosed (except for disclosure between the Company, its employees, service providers, advisors, consultants and/or anyone else on its behalf, in connection with the conduct of the Company’s business as now conducted or as currently proposed to be conducted), delivered or licensed to any person or permitted the disclosure or delivery to any escrow agent or other person, any Company Source Code. No event has occurred, that (with or without notice or lapse of time, or both) would result in the disclosure, delivery or license, by the Company to any person, of any Company Source Code.

E. As used in this Agreement, the following terms shall have the meanings: (i) “Company IP Rights” means any Intellectual Property currently used in the conduct of the business of the Company as currently conducted or currently proposed to be conducted, including, without limitation, Intellectual Property currently under development by or for the Company (whether or not in collaboration with another person); (ii) “Company Products” means all products and services developed and/or currently under development by the Company; (iii) “Company Source Code” means, collectively, all software source code and all proprietary information and algorithms contained in or relating to any software source code or specifications or designs, of any Intellectual Property owned or used by the Company; (iv) “Computer Software” means computer software (including websites, HTML code, firmware and other software embedded in hardware devices), data files, source and object codes, APIs, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto; (v) Open Source Materials” means any Computer Software that contains, or is derived in any manner (in whole or in part) from, or is distributed under “open source” (as that term is defined by the Open Source Initiative) or “free software” (as that term is defined by the Free Software Foundation) terms or similar licensing or distribution models, including without limitation any Computer Software distributed under the GPL, LGPL, AGPL, Mozilla License, Apache License, Common Public License, MIT license, BSD license or similar terms and including without limitation any Computer Software distributed with any license term or condition that: (a) requires or could require, or conditions or could condition, the use or distribution of such Computer Software on the disclosure, licensing, or distribution of any source code for any portion of such Computer Software or any derivative work of such Computer Software; (b) requires or could require, or conditions or could condition, that any portion of such Computer Software or any derivative work of such Computer Software be licensed for the purpose of making modifications or derivative works or be redistributable at no charge.

(i) The Company does not use or develop, or engage in, encryption technology, or other technology the development, commercialization or export of which is restricted under applicable Israeli Law (including the Defense Export Control Law – 2007), and the Company’s business does not require the Company to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Commodities and Services Declaration (Engagement in Encryption), 1974, as amended, or the Control of Commodities and Services Order (Export of Warfare Equipment and Defense Information) 1991, as amended.

3.11 Taxes. Except as set forth in Schedule 3.11 of the disclosure schedules the Company has timely filed all material Tax Returns that are required to be filed on behalf of the Company (subject to any extensions) and all such Tax Returns are correct in all material respects. Except as set forth in Schedule 3.11 of the disclosure schedules, the Company has timely paid all Taxes due and owing (whether or not shown on any Tax Return). Since the date of its incorporation, the Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business in amounts which are not material to its business. The Company has not made any elections under applicable laws or regulations (other than elections that related solely to methods of accounting, depreciation or amortization) that would have a material adverse effect on the business, condition, operations or assets of the Company. Any amounts required, have been withheld by the Company from its employees and/or service providers for all periods in compliance with the tax, social security and any applicable employment withholding provisions of applicable law and the Company has no knowledge, of any proposed liability for any tax to be imposed. The Company is currently not liable for any income tax, capital gains tax, value added tax, or other tax, except for taxes paid in the ordinary course of business, such as V.A.T, social security and withholding of income taxes, in respect of which payments the Company is not under any default. None of the income tax returns of the Company has ever been audited by governmental authorities. The Company is not subject to any private letter ruling of the Israeli Tax Authority or comparable rulings of any other taxing authority. All transactions with related parties to which the Company is or has been a party have been made at arm’s length, and have been, to the extent required, properly reported to the relevant taxing authority. “Taxes” means any national, federal, state, local, provincial or municipal, or foreign tax, including, but not limited to, any income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, unclaimed property, escheat, value added, gross receipts, business and occupation, social security, employment, payroll, stamp and withholding taxes, and all other fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or similar nature as the foregoing imposed by any governmental authority, as well as any interest, penalties or other additions to tax thereon. “Tax Return” means any return, declaration, report, claim for refund, or information return or statement with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, in each case filed or required to be filed with any Tax authority.

3.12 Agreements. Schedule 3.12(a) of the disclosure schedules contains a true and complete list of all agreements, understandings and instruments to which the Company is a party or by which it is bound and which involve obligations (contingent or otherwise) of, or payments to, the Company in excess of US$50,000 annually. Each such agreement is in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and neither the Company nor, to the best knowledge of the Company, any other party thereto is in breach thereof. The Company has not received any written notice of any intention to terminate any such agreement. Other than as set forth in Schedule 3.12(b) of the disclosure schedules, there are no agreements to which the Company is a party or by which it is bound which involves: (i) the license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than customary licenses in confidentiality agreements); (ii) provisions restricting or affecting the development, manufacture, assembly or distribution of the Company’s products or services; (iii) granting exclusive rights to manufacture, produce, assemble, license, market or sell products or services; (iv) the indemnification by the Company with respect to infringements of proprietary rights; (v) restrictions or limitations on the Company’s right to do business or compete in any area or field with any person, firm or company; and/or (iv) any transaction or engagement to which the Company is a party, or by which it or any of its property is bound, and in which the amount involved exceeds US$50,000 annually, as of or prior to the date hereof, except for employment agreements. The Company has not knowingly waived any of its rights under any such agreement.

3.13 Employment. Except as set forth in Schedule 3.13 of the disclosure schedules, the Company has no employment contract with any officer or employee or any other consultant or person that is not terminable by it at will without liability subject to applicable law, upon prior notice period of 30 days or less or otherwise as prescribed by applicable law. As of the date hereof, except as set forth in Schedule 3.13 of the disclosure schedules, the Company has no deferred compensation or share option covering any of its officers or employees. As of the date hereof, there is no strike or other labor dispute involving the Company pending, or threatened, nor is the Company aware of any labor organization activity involving its employees. The Company has complied with all applicable employment laws, policies, procedures and agreements relating to employment, terms and conditions of employment and to the proper withholding and remission to the proper tax and other authorities of all sums required to be withheld from employees under applicable laws respecting such withholding. The Company has paid in full to all of its respective employees, wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees on or prior to the date hereof. Schedule 3.13 of the disclosure schedules lists all employees of the Company, including a detailed description of their position and all compensation, including salary, bonus, accrued vacation days, severance obligations and deferred compensation paid or payable to such employees. True and correct copies of such agreements have been made available to the Investor’s counsel. Other than as set forth in Schedule 3.13 of the disclosure schedules, all current employees of the Company have signed employment agreements under which they have duly agreed to be subject to the terms of Section 14 of the Severance Pay Law 5723-1963 as of their commencement date of employment and the Company is and has been in compliance, with its obligations with respect to such Section 14 which is in full force and effect with respect to such employees. Any severance pay liabilities that are not covered by the aforementioned application of Section 14 are allocated for and reserved in the Financial Statements. The Company is not bound by or subject to any written or verbal, express or implied, contract, commitment or arrangement with any labor union, including any collective bargaining agreements (“Heskemim Kibutziyim”) (other than collective bargaining agreements that apply to all employees in Israel generally through extension orders), and, no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company.

3.14 Litigation. No action, proceeding governmental inquiry or investigation is pending or, to the Company’s knowledge, threatened against the Company or any of its officers or directors (in each case, solely in their capacity as such), including for the removal of doubt, the Founders, or against any of the Company’s properties, before any court, arbitration board or tribunal or administrative or other governmental agency, nor, to the knowledge of the Company, is there any reasonable basis for the foregoing. The foregoing includes, without limiting its generality, actions pending or, to Company’s knowledge, threatened, involving the prior employment of any of the Founders or unauthorized use by any of them in connection with the Company’s business of any information, property or techniques allegedly proprietary to any of their former employers. Neither the Company nor, to its knowledge, any of the Founders is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality relating to the Company or the conduct of its business. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

3.15 No Public Offer. Neither the Company nor anyone acting on its behalf has offered securities of the Company or any part thereof or any similar securities for issuance or sale to, or solicited any offer to acquire any of the same from, anyone so as to make issuance and sale of the Purchased Shares hereunder not exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) or the Israeli Securities Law, 1968. None of the shares of the Company’s share capital issued and outstanding has been offered or sold in such a manner as to make the issuance and sale of such shares not exempt from such registration requirements, and all such share capital has been offered and sold in compliance in all respects with all applicable securities laws.

3.16 Interested Party Transactions. No officer or director of the Company or any affiliate of any such person or entity, has or has had, either directly or indirectly (a) an interest in any person or entity which: (i) furnishes or sells services or products which are furnished or sold by the Company; or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) other than as set forth in Schedule 3.16 of the disclosure schedules, a beneficial interest in any contract or agreement to which any of the Company is a party or by which it may be bound or affected. There are no existing arrangements or proposed transactions between the Company and any officer, director, or shareholder of the Company (prior to the date hereof) or any affiliate or associate of any such person, other than as set forth in Schedule 3.16 of the disclosure schedules.

3.17 Brokers. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Company in connection with any of the transactions contemplated under the Agreement.

3.18 Obligations of Management. Except as set forth in Schedule 3.18, of the disclosure schedules each Founder is currently devoting one hundred percent (100%) of his or her business time to the conduct of the business of the Company. The current scope of each of the Company’s officers and key employees is set forth in Schedule 3.18 of the disclosure schedules. The Company is not currently aware of any officer or key employee of the Company planning to work less than the current scope of their employment at the Company in the future.

3.19 Government Funding. Except as set forth in Schedule 3.19 of the disclosure schedules, the Company has not received any grant, subsidy or other support or benefits (including, without limitation, tax benefits) from the Investment Center of the Ministry of Economy and Industry of the State of Israel or grants from the Israeli Innovation Authority (formerly named Office of the Chief Scientist) of the State of Israel or from any other Israeli, other foreign binational or multinational foundation, association, university, consortiums, institution or federal, state or local governmental authority.

3.20 Foreign Corrupt Practices Act. Neither the Company nor any of its directors, officers or employees (in each case, acting on its behalf) have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to: (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act) for the purpose of influencing any official act or decision of such official or inducing her or him or her to his influence to affect any act or decision of a governmental authority; or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use her, his or its influence to affect any act or decision of a foreign governmental authority, in the case of both (a) and (b) above in order to assist the Company or any of its affiliates to obtain or retain business for, or direct business to the Company or any of its affiliates, as applicable. None of the Company, nor any of its directors, officers or employees (in each case, acting on its behalf) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.

3.21 Compliance with Other Corrupt Practices Legislation. To the Company’s best knowledge: (i) none of the Company’s cash and other property is or will be, directly or indirectly, derived from any activity that is deemed criminal under United States law or Israeli Law or that contravenes federal, state, foreign or international laws and regulations dealing with money laundering; (ii) no actions of the Company will cause it to be in violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001 or any similar Israeli laws; and (iii) neither the Company nor, to the Company’s best knowledge, any of its directors, officers or employees are listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury.

3.22 Data Privacy. Other than as set forth in Schedule 3.22 of the disclosure schedules, the Company does not collect and/or have access to and/or process any Personal Information (as defined below) of any person. No public action, claim, proceeding, compliant, inquiry, audit or investigation is pending or, to the Company knowledge, threatened against the Company or any of its officers, directors, or employees (in each case, solely in their capacity as such) by any private party or any governmental authority, foreign or domestic, with respect to Personal Information. There has been no loss, unauthorized access to or other misuse by the Company or, to the knowledge of the Company, on its behalf of such Personal Information. To the extent Company does collect Personal Information, Company is in material compliance with all Privacy Laws and Requirements. For the purposes hereof, the term (i) “Privacy Laws and Requirements” shall mean all legal requirements applicable to the Company (including Israel’s Protection of Privacy Law 5741-1981 and related regulations, directives and orders and, to the extent applicable, the EU General Data Protection Regulation (“GDPR”), contractual obligations applicable to Personal Information or the access thereto or use or transfer thereof, the Company’s internal and public-facing privacy policies, third party privacy policies which the Company (or any Person on its behalf) has been contractually obligated to comply with; and (ii) “Personal Information” shall mean individually-identifiable information from or about an individual, including, but not limited to, an individual’s: (a) personally identifiable information (e.g., name, address, telephone number, email address, financial account number, government-issued identifier, and any other data used or intended to be used to identify, contact or precisely locate a person), (b) Personal Information as defined under Article 4 of the GDPR and any applicable data protection and privacy law, and (c) “information” as defined by the Israeli Protection of Privacy Law 5741 - 1981 and applicable Israeli judicial precedents defining that term and as otherwise defined in other relevant jurisdictions.

3.23 Insurance. A list of all Company’s insurance policies is set forth in Schedule 3.23 of the disclosure schedules. There is no claim by the Company pending under any of such policies. All premiums due under such policies have been paid and the Company is otherwise in compliance with the terms and conditions of all such policies. All such policies are in full force and effect. The Company has not received any written notice that any action taken by the Company, or omitted to be taken by the Company, could render any such insurance policy void or voidable or would result in a material increase in the premium for any such insurance policy, nor has the Company received any written notice from the relevant insurance company in respect of any of its insurance policies that may adversely affect such policies coverage or the entitlement of the Company thereunder. To the Company’s knowledge, no event has occurred, and no condition or circumstance exists, that would (with or without notice or lapse of time) give rise to or serve as a basis for any claim under any insurance policy.

3.24 Preclinical Development and Clinical Trials The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of the Company are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company and all applicable laws and regulations, including the Federal Food, Drug, and Cosmetic Act (“FDCA”) and 21 C.F.R. parts 50, 54, 56, 58, 312, and 812. The descriptions of, protocols for, and data and other results of, the studies, tests, development and trials conducted by or on behalf of the Company that have been furnished or made available to the Investors are accurate and complete. The Company is not aware of any studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of the Company, and the Company has not received any notices or correspondence from the U.S. Food and Drug Administration (“FDA”) or any other governmental entity or any institutional review board or comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Company.

3.25 Regulatory Permits and Compliance.

(a) The Company is and has been in compliance in all material respects with all applicable laws administered or issued by the FDA or any similar governmental entity, including the FDCA and all other laws regarding developing, testing, manufacturing, marketing, distributing or promoting the products of the Company, or complaint handling or adverse event reporting.

(b) The Company possesses all applicable material permits, licenses, registrations, certifications, authorizations, orders, clearances, and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct its business as now conducted, including all such permits, licenses, registrations, certificates, authorizations, orders and approvals required by the FDA, the Centers for Medicare and Medicaid (CMS), or any other applicable federal, state or foreign agencies or bodies engaged in the regulation of medical devices, clinical laboratories, in vitro diagnostics and reagents, sample collection materials, diagnostic testing service, biohazardous materials, and medical or diagnostic billing (collectively, “Regulatory Permits”). The Company has not received any notice of proceedings relating to the suspension, modification, revocation or cancellation of any such Regulatory Permits.

(c) All applications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Regulatory Permit of the FDA, CMS or other governmental authority relating to the Company products and current business, when submitted to the FDA, CMS or other governmental authority were true, complete and correct in all material respects as of the date of submission and any legally necessary or required updates, changes, corrections or modifications to such applications, submissions, information, claims, reports or statistics have been submitted to FDA, CMS and other governmental authority.

(d) Neither the Company nor, to the Company’s knowledge, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other governmental entities, (B) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, or (C) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any governmental entities. Neither the Company nor, to the Company’s knowledge, any of its officers, employees, contractors or agents is the subject of any pending investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar governmental entity pursuant to any similar policy. Neither the Company nor any of its officers, employees, contractors, and agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar governmental entity to invoke a similar policy. Neither the Company nor, to the Company’s knowledge, any of its officers, employees, contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar governmental entity.

(e) There are no investigations, audits, actions or other proceedings pending with respect to a violation by the Company of the FDCA, Clinical Laboratory Improvement Amendments (CLIA), or other applicable law and implementing regulations, or with respect to any certification or accreditation body, that would reasonably be expected to result in administrative, civil or criminal liability, and, to the knowledge of the Company, there are no facts or circumstances existing that would reasonably be expected to serve as a basis for such an investigation, audit, action or other proceeding, in each case with respect to the Company’s current business.

(f) The Company is in compliance in all material respects with all health care laws applicable to the Company and its business, including the following: FDCA, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Federal False Claims Act (31 U.S.C. §§ 3729-3733); the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a); Physician Self-Referral Law (42 U.S.C. § 1395nn); the Clinical Laboratory Improvement Amendments of 1988; the Health Insurance Portability and Accountability Act of 1996 (as amended and codified at 45 CFR Parts 160, 162 and 164); corporate practice of medicine laws; the FDCA; the Federal Trade Commission Act; the exclusion laws (42 U.S.C. § 1320a-7), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) and regulations promulgated pursuant to such laws, and any other related federal, state, and local law, regulation, guidance, and other issuance of any governmental authority or any similar law, rule or regulation of any governmental entities, that regulates kickbacks, fee-splitting, patient or program charges, claims submissions, recordkeeping, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded or debarred from government health care programs, quality, safety, privacy, security, licensure or any other aspect of providing or operating a clinical laboratory or performing diagnostic tests or testing services (collectively, the “Health Care Laws”).

(g) The Company is not a party to, or bound by, a Corporate Integrity Agreement with the Office of Inspector General of the U.S. Department of Health and Human Services, or any other monitoring agreements, special reporting obligations, consent decrees, settlement agreements, or similar agreements imposed by any governmental entity concerning compliance with Health Care Laws and has not been required to pay any fines or penalties relating to or arising from any alleged or actual violation of any Health Care Law. To the Company’s knowledge, no person or entity has filed or threatened to file against the Company an action under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.) or any similar law, rule or regulation of any governmental entities. The Company has not received any notification of any pending or, to the Knowledge of the Company, threatened, action from any governmental entity, including, without limitation, the Centers for Medicare & Medicaid Services, the U.S. Department of Health and Human Services Office of Inspector General, the U.S. Department of Justice or any state attorney or agency alleging potential or actual non-compliance by, or liability of, the Company or any Company Subsidiaries under any Health Care Laws.

3.26 Records. The minutes and resolutions of the Company which have been made available to the Investor’s counsel contain accurate and complete copies of all of the resolutions and minutes of the meeting of the Company’s shareholders and Board (and any committee thereof) since incorporation. The corporate records of the Company have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all respects.

3.27 Full Disclosure. Neither this Agreement (including the Schedules attached hereto) nor any certificate made or delivered in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made. The Company has made available to the Investor’s counsel, all information reasonably available to the Company that the Investor has requested for deciding whether to invest in the Company.

4. Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Company and acknowledges that the Company is entering into this Agreement in reliance thereon, as follows:

4.1 Organization. The Investor has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation. The Investor has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder.

4.2 Authorization. The execution, delivery and performance of the obligations of the Investor hereunder have been duly authorized by all necessary corporate action. The consummation by the Investor of the transaction contemplated herein does not: (a) require any consent or approval of its respective shareholders, partners, member, owners and/or other third parties, which has not been obtained prior to the Closing; or (b) conflict with, or violate any material provision of, any agreement and/or law having applicability to the Investor.

4.3 Brokers. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Investor is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Investor in connection with any of the transactions contemplated under this Agreement.

4.4 Purchase for Own Account. The Investor represents that: (a) it intends to acquire the Purchased Shares for its own account and that the Purchased Shares to be purchased by the Investor will be acquired by it for investment for the Investor’s own account and not with a view to the distribution or resale thereof; subject, nevertheless, to the condition that the disposition of the property of the Investor shall at all times be within its control; (b) the execution of this Agreement and the other applicable Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action (if any) on the part of the Investor, and each of this Agreement and other applicable Transaction Documents, when executed and delivered by the Investor in accordance with this Agreement and the other applicable Transaction Documents, has or at the Closing shall have been duly executed and delivered, and constitutes or at the Closing shall constitute a valid, legal, binding and enforceable agreement of the Investor, as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (c) it has taken no action which would give rise to any claim by any other person for any other person for any brokerage commissions, finders’ fees or the like relating to this Agreement or the transaction contemplated hereby.

4.5 Risk of Loss; Disclosure of Information. Without derogating from the Investor’s right to rely on the representations and warranties of the Company set forth in Section 3 above, the Investor further represents and warrants to the Company with respect to its purchase of the Purchased Shares as follows:

(a) The Investor acknowledges that in purchasing the Purchased Shares it must be prepared to continue to bear the economic risk of such investment for an indefinite period of time.

(b) The Investor acknowledges that it and its advisers and representatives have had an opportunity to ask questions of, and receive answers from, a person acting on behalf of the Company concerning such investment, and discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Purchased Shares with the Company’s management.

(c) The Investor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933.

(d) Nothing in this Section 4 limits or modifies the representations and warranties of the Company in Section 3 of this Agreement or the right of the Investor to rely thereon.

5. Conditions to Closing of the Investor

The obligations of the Investor to purchase the Purchased Shares and pay the Investment Amount at the Closing (if applicable) is subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective unless given by the Investor in writing:

5.1 Representations and Warranties. The representations and warranties of the Company hereunder shall be true and correct when made and (insofar that the date hereof and the Closing Date are not concurrent) shall be true and correct on and as of the Closing Date, in all material respects, with the same effect as though such representations and warranties had been made on and as of the Closing Date.

5.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions that are required to be performed or complied with by it on or before the Closing.

5.3 Delivery of Documents. All of the documents to be delivered by the Company pursuant to Section 2.3 shall be in a form and substance satisfactory to the Investor and shall have been made available to the Investor’s counsel.

5.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Investor’s counsel, and Investor’s counsel shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

5.5 Waivers. The Company’s shareholders shall have waived all pre-emptive rights, anti-dilution rights and any other requisite approvals and/or consents as may be necessary from the Company’s shareholders.

5.6 Secondary SPA. All conditions to the closing of the share purchase agreement between the Investor and Alpha Capital Anstalt dated as of the date hereof (the “Secondary SPA”) shall have been satisfied in accordance with the Secondary SPA and closing of the transactions thereunder shall have occurred.

6. Conditions to Closing of the Company

6.1 The Company’s obligations to sell and issue the Purchased Shares at the Closing are subject to the fulfillment at or before the Closing of the following conditions, which conditions may be waived in whole or in part by the Company in writing: (a) all covenants, agreements and conditions contained in this Agreement to be performed, or complied with, by the Investor prior to the Closing shall have been performed or complied with by the Investor prior to or at the Closing; (b) the representations and warranties made by the Investor in this Agreement shall have been true and correct when made, and (insofar that the date hereof and the Closing Date are not concurrent) shall be true and correct as of Closing Date; (c) the Investor shall have paid to the Company the Investment Amount in consideration for the Purchased Shares.

7. Affirmative Covenants

7.1 Use of Proceeds. The Company will use the proceeds of the issuance and sale of the Purchased Shares for working capital and general corporate purposes in accordance with the budget and use of proceeds in the form to be agreed upon by the Company and the Investor prior to Closing, (as may be amended from time to time).

7.2 Expenses. Each party will be solely responsible for the expenses of its legal, financial, accounting and other advisors incurred in connection with the investment contemplated hereby.

7.3 Notices to the Registrar. Promptly within reasonable time following the Closing, the Company shall make all necessary reports to and filings and with the Israeli Registrar of Companies in respect of the actions and transactions effected at such Closing, subject to receipt by the Company from the Investor of the applicable documentation required for such report (including a copy of Investor’s certificate of incorporation and good standing certificate, if applicable).

7.4 Controlled Foreign Corporation. The Company shall, within sixty (60) days after the end of any taxable year, (a) notify the Investor in writing of its good faith belief, based on the information available to the Company and due inquiry with its tax advisors, as to whether the Company or any of its subsidiaries was a “controlled foreign corporation” (“CFC”) (within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (the “Code”)) at any time during such taxable year, and (b) upon written request of the Investor, provide (or cause to be provided) to the Investor, (i) such information as is in its possession and available to it concerning its or any of its subsidiaries’ shareholders, requested by the Investor to timely assist the Investor in determining whether the Company or any of its subsidiaries was a CFC at any time during such taxable year, and (ii) access to all such other information of the Company or any of its subsidiaries as may be requested by the Investor to determine the Company’s or any of its subsidiaries’ status as a CFC during such taxable year. If the Company or any of its subsidiaries is a CFC at any time during any taxable year and the Investor is a “United States shareholder” (“U.S. Shareholder”) (within the meaning of Section 951(b) of the Code) thereof, the Company shall provide (or cause to be provided) to the Investor, within sixty (60) days after the end of such taxable year, such information as the Investor may request to allow the Investor (or any of its direct or indirect owners) to timely comply with all applicable United States federal, state, and local tax laws (including elections available to the Investor or any of its direct or indirect owners thereunder), tax reporting requirements, and income tax return filing obligations, including but not limited to Internal Revenue Service Form 5471.

7.5 Passive Foreign Investment Company. The Company shall, within forty sixty (60) days after the end of any taxable year during which (x) the Company or any of its subsidiaries was not a CFC for all or any portion of such taxable year or (y) the Company or any of its subsidiaries was a CFC and the Investor was not a U.S. Shareholder thereof for all or any portion of such taxable year (in each case, as determined and mutually agreed to by the Company and the Investor in accordance with Section 7.4), (a) notify the Investor in writing of its good faith belief, based on the information available to the Company and due inquiry with its tax advisors, as to whether the Company or any of its subsidiaries is a “passive foreign investment company” (“PFIC”) (within the meaning of Section 1297 of the Code) for such taxable year with respect to the Investor or is reasonably likely to become a PFIC with respect to the Investor for the current taxable year or any future taxable years, and (b) upon written request of the Investor, provide (or cause to be provided) to the Investor, such information as is in its possession and available to it as may be requested by the Investor to timely assist the Investor in determining whether the Company or any of its subsidiaries was a PFIC with respect to the Investor at any time during such taxable year or is reasonably likely to become a PFIC with respect to the Investor for the current taxable year or any future taxable years. If the Company or any of its subsidiaries is a PFIC for any taxable year with respect to the Investor, the Company shall provide (or cause to be provided) to the Investor, within sixty (60) days after the end of such taxable year, (a) such information as the Investor may request to allow the Investor to timely comply with all applicable United States federal, state, and local tax laws (including elections available to the Investor), tax reporting requirements, and income tax return filing obligations, including but not limited to Internal Revenue Service Form 8621, and (b) such statements, information and documentation as the Investor may request to allow the Investor to timely make an election to treat the Company or any of its subsidiaries as a “Qualified Electing Fund” (“QEF Election”) under Section 1295 of the Code or timely file a “Protective Statement” pursuant to Treasury Regulations Section 1.1295-3, as amended (or any successor thereto). In connection with a QEF Election made by the Investor or a Protective Statement filed by the Investor, the Company shall provide annual financial information (including but not limited to information required under Treasury Regulations Section 1.1295-1(g)) to the Investor as soon as reasonably practicable following the end of each taxable year (but in no event later than sixty (60) days following the end of each such taxable year), and shall provide the Investor with access to such other information of the Company and its subsidiaries as the Investor may request to allow the Investor to timely comply with all applicable United States federal, state, and local tax laws, tax reporting requirements, and income tax return filing obligations in connection with such QEF Election or Protective Statement.

8. Miscellaneous

8.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Investor or the Company.

8.2 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

8.3 Governing Law. This Agreement shall be governed by and construed solely in accordance with the laws of the State of Israel excluding that body of law pertaining to conflict of law. The parties hereto agree to submit to the exclusive jurisdiction of the State of Israel and the courts of Tel Aviv- Jaffa with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.

8.4 Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, with the exception of the following assignments and transfers which may be made freely without such consent: assignments and transfers from the Investor (a) to a Permitted Transferee (as defined in the Amended Articles) of the Investor; or (b) to a transferee of shares purchased hereunder by the Investor, together with such transfer of such shares made in accordance with the terms of the Company’s Articles of Association as in effect from time to time.

8.5 Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto (including without limitation the Amended Articles and the Shareholders’ Rights Agreement) constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof and supersedes any other written or oral agreement relating to the subject matter hereof existing between the parties (provided that this Agreement and the respective Transaction Documents may be amended in accordance with their applicable terms). Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company, and the Investor.

8.6 Notices, etc. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) upon personal delivery to the party to be notified, (b) on the first business day following delivery after having been sent by electronic mail (with electronic confirmation of delivery), (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All notices and other communications to (i) an Investor, shall be sent to Investor’s address as set forth in Schedule II ; (ii) the Company, shall be sent to Company’s address as set forth in Schedule I, or, in each case, to such other address as such party shall provide to the Company by written notice in accordance with this Subsection 8.6.

8.7 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Unless otherwise set forth herein, all remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

8.8 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

8.9 Counterparts. This Agreement may be executed in any number of counterparts (including by email or electronic signature), each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

8.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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IN WITNESS WHEREOF the parties have signed this Series B Share Purchase Agreement as of the date first hereinabove set forth.

COMPANY:

/s/ Diane Abensur Bessin
NanoSynex Ltd.

Name:	Diane Abensur Bessin
Title:	CEO

[SIGNATURE PAGE OF SERIES B SHARE PURCHASE AGREEMENT (1)]

IN WITNESS WHEREOF the parties have signed this Series B Share Purchase Agreement as of the date first hereinabove set forth.

INVESTOR:

/s/ Michael Poirier
QUALIGEN THERAPEUTICS INC.

By:	Michael Poirier
Title:	Chairman & CEO

SIGNATURE PAGE OF SERIES B SHARE PURCHASE AGREEMENT (2)]

SCHEDULE I

COMPANY:

NanoSynex Ltd.

Pinhas Sapir 3, Ness Tziona

6334600 – Weizmann Science Park, Israel

with a copy (which shall not constitute notice) to:

Uri Dotan, Adv.

Horn & Co.

Amot Investments Tower, 2 Weizmann St., 24th Floor

Tel-Aviv 6423902, Israel.

Phone: +972-3-637 8200

Email: udotan@hornlaw.co.il

Bank Account Information:

FOUNDERS:

1. Diane Abensur Bessin.

2. Michelle Heymann.

SCHEDULE II

INVESTOR:

Name        Contact Details       Investment

Amount Number of Preferred

B Shares

Qualigen Therapeutics Inc. __________          US$ 600,000          381,786

Total US$                   600,000                   381,786 Preferred B Shares

SCHEDULE 1.1

Capitalization Table

[attached]

SCHEDULE 2.2(a)(H)

MASTER AGREEMENT FOR THE OPERATIONAL AND TECHNOLOGY FUNDING OF NANOSYNEX LTD.

THIS MASTER AGREEMENT FOR THE OPERATIONAL AND TECHNOLOGY FUNDING OF NANOSYNEX LTD. (this “Agreement”), dated as of April 29, 2022, is entered into by and among NanoSynex Ltd., a company incorporated under the laws of the State of Israel (the “Company”) and Qualigen Therapeutics Inc. a Delaware corporation based in California, U.S., (the “Funder”).

R E C I T A L S

WHEREAS, the Company is seeking additional financing in order to fund its day-to-day operations and advancement of its technology; and

WHEREAS, the Funder is a majority owner of the Company and desires to protect and grow the value of its investment in the Company by providing ongoing funding to the Company to support the operational and technology development of the Company; and

WHEREAS, each of the Entitled Holder of the Company (as defined in the Company’s then current articles of association, as may be amended from time to time (the “Articles”), has waived all Pre-emptive Rights (as defined in the Articles) with regards to any participation in the ongoing funding of the Company in an amount of up to US$10,420,000 (the “Aggregate Funding Amount”) all subject to and in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, the parties hereto agree as follows:

1. The Ongoing Funding.

1.1. The Ongoing Funding Amount. Subject to the terms and conditions of this Agreement, the Funder shall pay to the Company a portion of the Aggregate Funding Amount, as set forth in Exhibit A hereto (each, an “Installment Funding Amount”), on such dates and subject to the achievement of the applicable milestones associated with each such Installment Funding Amount, as set forth in Exhibit A hereto (each such payment date, an “Installment Date”). At each Installment Date, the Company shall issue to Funder, a promissory note (which may contain convertible features) with a face value in the amount of the Installment Funding Amount paid by Funder to the Company on such Installment Date, in substantially the form attached as Exhibit B hereto (each a “Note” and together the “Notes”).

1.2. On or prior to each Installment Date, the management of the Company shall deliver to the Funder a written notice of the achievement of the milestone/s applicable to such Installment Date (the “Completion Notice”) and unless the Funder objects to, disputes or disagrees with the Completion Notice (the “Dispute”), then the Funder shall provide the Installment Funding Amount within 3 business days following the receipt of the Completion Notice against the issuance and execution of the corresponding Note (each, an “Installment Closing”). To the extent that there is a Dispute, then the Funder shall provide the Company with a written notice which shall include, in reasonable detail, the basis for such Dispute (the “Objection Notice”). Funder shall be deemed to agree that the applicable milestone/s applicable to a particular Installment Date have been successfully achieved if it has not provided to the Company an Objection Notice within 7 days of receipt of the Company’s Notice. In the event that the Funder shall have provided an Objection Notice, the Company and the Funder shall use their commercially reasonable efforts to resolve the Dispute with respect to the Completion Notice (and the milestone fulfillment) in an amicable manner. If the Funder and the Company are not able to reach an understanding with respect to the achievement of the milestone/s pursuant to which a Completion Notice has been delivered to the Funder within 7 days of delivery of the Objection Notice to the Company, the items in Dispute shall be referred to an independent expert, who shall be agreed upon between the parties (the “Expert”) for final determination within 30 days after the date of such referral. If the Funder and the Company shall fail to agree upon the identity of such Expert within 7 days, then the Expert shall be appointed by the Head of the Israel Bar Association. This provision for arbitration shall be specifically enforceable by the parties, and the determination of the Expert in accordance with the provisions hereof shall be final and binding upon the Company and the Funder with no right of appeal therefrom. The costs of the Expert shall be borne as to one-half by the Company, and as to one-half, by the Funder.

1.3. It is agreed that in the event that certain milestone/s have not been achieved on or before the applicable Installment Date (“Missed Installment Date”), and such milestone/s have been achieved on or prior to the subsequent Installment Date, then the Funder shall provide the Company the respective Installment Funding Amount for the Missed Installment Date on such subsequent Instalment Date (in addition to any Installment Funding Amount owed with respect to such subsequent Installment Date).

2. Closing; Transfer of Funding Amount.

2.1. The initial closing under this Agreement shall be held remotely via the exchange of documents and signatures simultaneously with the Closing under the Series B Preferred Share Purchase Agreement between the Company and Funder, dated as of April 29, 2022 (the “Series B SPA”) (such date, the “Initial Closing”). At the Initial Closing, the Company shall deliver to the Funder: (i) true and correct copies of the necessary resolutions of the Company’s Board of Directors and shareholders approving, inter alia, this Agreement and the transactions contemplated hereby; and (ii) waivers of rights of preemption or other participation rights, executed by all entitled to such rights under the Articles, or confirmation by the Company that any shareholder entitled to such rights under the Articles that have not executed such waiver, failed to duly exercise such right with respect to the Agreement and the transactions contemplated herein such that such right has irrevocably lapsed with respect hereof.

3. Representations and Warranties of the Company

The Company’s representations and warranties under Section 3 to the Series B SPA, are hereby fully incorporated by reference (the “Reps”) and the Company hereby represents and warrants the Reps to Funder as of the Initial Closing.

4. Representations and Warranties of the Funder.

The Funder represents and warrants to the Company that it has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of the transactions evidenced by this Agreement, can bear the economic consequences of such investment for an indefinite period of time, has been furnished with all information it has requested and been afforded the opportunity to ask questions concerning the Company. The Funder further acknowledges that the Company is an early-stage company, engaging in speculative research and development and that that there are substantial risks of loss of investment incidental to the transactions contemplated by this Agreement. The Funder is an “accredited investor” within the meaning of Regulation D of the Securities Act of 1933, as amended. The foregoing shall not derogate from the Company’s representations in Section 3 above.

5. Conditions to Funding by the Funder

The obligations of the Funder to pay the applicable Installment Funding Amount at each Installment Closing is subject to the fulfillment on or before the Initial Closing and each subsequent Installment Closing (as applicable) of each of the following conditions, the waiver of which shall not be effective unless given by the Funder in writing:

5.1. Each of the Reps are true and correct as of the date of this Agreement and shall be true and correct on and as of the Initial Closing.

5.2. No Company Material Adverse Effect has occurred or exists since the date of this Agreement and as of the Initial Closing and each subsequent Installment Closing. “Material Adverse Effect” means (i) any event, occurrence, fact, condition, change or development that has had or could reasonably be expected to have, either alone or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, key employees, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of the Company; (ii) any event, occurrence, fact, condition, change or development that prevents, materially impairs or materially delays the Company’s ability to conduct the Company’s business as it is now being conducted and as presently proposed to be conducted, (iii) any of the following Reps is not true and correct in all material respects as of each Installment Closing, with the exception of non-adverse ordinary course changes in the Reps due to ordinary course development and progress of the business following the initial Closing : Section 3.1 (“Organization; Permits”), Section 3.2 (“Share Capital”), Section 3.7 (“Authorization; Approvals”), Section 3.8 (“No Breach”), Section 3.10 (“Intellectual Property and Other Intangible Assets”), Section 3.11 (“Taxes”), Section 3.24 (“Preclinical Development and Clinical Trials”), and Section 3.25 (“Regulatory Permits and Compliance”) (all as set forth in the Series B SPA); or (iv) either of the following covenants is not true and correct as of each Installment Closing: Section 7.4 (“Controlled Foreign Corporation”) and 7.5 (“Passive Foreign Investment Company”).

5.3. The Company has performed and complied with each of the covenants and obligations under this Agreement and/or the Notes required to be performed and complied with by the Company prior to or as of the Initial Closing and each subsequent Installment closing.

6. Affirmative Covenants

6.1. Company shall not distribute and/or declare any dividend from the date of this Agreement and until the last subsequent Installment closing under this Agreement.

6.2. So long as this Agreement and/or any of the Notes remain outstanding, the Company undertakes not to create or permit to subsist any mortgage, charge, pledge, lien or other encumbrance upon any or all of its present or future assets to secure any present or future Bond Issue without at the same time, or prior thereto, securing the Notes equally and rateably therewith. “Bond Issue” means any indebtedness of the Company which is, in the form of, or is represented by, any bond, security, certificate or other instrument which is or is capable of being listed, quoted or traded on any stock exchange or in any securities market (including any over-the-counter market) and any guarantee or other indemnity in respect of such indebtedness.

7. Termination.

Notwithstanding anything to the contrary in this Agreement, Funder may terminate this Agreement at any time following the date that is six (6) months after the date of this Agreement in its sole discretion (“Termination”) upon 120 days’ notice (the “Termination Notice Period”); provided however, such termination shall not limit Funder’s obligation to pay any non-disputed Installment Funding Amount that otherwise becomes due under this Agreement during the Termination Notice Period as a result of the Company’s having completed or substantially completed Milestones prior to or during the Termination Notice Period; and provided further, that if such Termination is due to a Material Adverse Effect under Section 5(1), the notice of Termination may be delivered immediately upon such occurrence, including during the first six (6) months following the date of this Agreement, and the required Termination Notice Period shall be 20 days instead of 120 days. The Company’s sole recourse in the event Funder terminates this Agreement in accordance with this Section 7 shall be pursuant to this Section 7 and Article 46 of the Company’s Articles relating to the removal of a Funder-appointed director to the Company’s board of directors.

8. Miscellaneous.

8.1. Taxes. Out of any amount payable by the Company to the Funder under any Note issued by the Company to the Funder pursuant to this Agreement, the Company shall withhold tax at the rate provided by applicable law and shall transfer such withheld tax to the Israeli Tax Authority, unless otherwise specified in any tax certificate issued by the Israeli Tax Authority, in which case the Company shall withhold tax as provided in such tax certificate. To the extent that amounts are so withheld and paid to the Israeli Tax Authority by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Company to the Funder, in accordance with the provisions of this Agreement. Upon conversion of any portion of a Note issued by the Company to the Funder to Preferred Shares pursuant to the terms of such Note, the Funder, at its sole discretion, shall be entitled to waive the repayment of its respective Interest thereon. Alternatively, in the event that the Funder does not wish to waive the repayment of its respective Interest, the Funder shall either, at his election: (i) transfer to the Company a certificate issued by the Israeli Tax Authority which exempts the Company from withholding tax with respect to such respective Interest; (ii) transfer to the Company an amount equal to the applicable withholding tax on such respective Interest, in order for the Company to transfer such amount to the Israeli Tax Authority (on account of withheld tax) or (iii) convert only Principal amount (and not Interest thereon).

8.2. Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected hereby, including, without limitation, to create, reserve or approve any action for the creation or reservation (as applicable) of a sufficient type and number of securities of the Company to allow the conversion of the Funding Amount (or the portion thereof actually invested) pursuant to the terms of this Agreement.

8.3. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and interpreted according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent courts located in Tel Aviv, Israel, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such courts.

8.4. Entire Agreement; Amendment and Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes any prior agreements between the parties with respect to such subject matter. Any term of this Agreement may be amended, and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and the Funder.

8.5. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) upon personal delivery to the party to be notified, (b) on the first business day following delivery after having been sent by electronic mail (with electronic confirmation of delivery), (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.

8.6. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

8.7. Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned pdf. image.

8.8. Successors and Assigns. This Agreement may not be assigned by either party without the consent of the Company (if by an Funder) or the Funder (if by the Company), however, Funder may assign or transfer its rights, privileges, or obligations set forth in, arising under, or created by this Agreement to its “Permitted Transferees” as defined in the Articles, provided, however, that any such Permitted Transferee agrees in writing, prior to or at such assignment or transfer, to be bound by all agreements, warranties and representations binding upon such Funder under this Agreement.

8.9. Survival of Representations and Warranties. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby without regard to any investigation or discovery made by the Funder or knowledge of the subject matter thereof. None of the Funder’s rights under this Agreement will be limited or otherwise affected by any imputed knowledge or knowledge obtained by the Funder at any time before or after the Initial Closing with respect to any inaccuracy of any of the Reps.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.

THE COMPANY:

NANOSYNEX LTD.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.

FUNDER:

QUALIGEN THERAPEUTICS INC.

By:
Title:

Exhibit A

Schedule of Installments

Exhibit B

Form of Note

THIS NOTE HAS BEEN ISSUED WITHOUT REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT SUCH REGISTRATION AND QUALIFICATION, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER IN FORM AND SUBSTANCE THAT SUCH SALE, TRANSFER, OR DISPOSITION MAY LAWFULLY BE MADE WITHOUT REGISTRATION OR QUALIFICATION.

FOR PURPOSES OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE HOLDER OF THIS NOTE MAY CONTACT [INSERT NAME OF THE APPROPRIATE REPRESENTATIVE OF THE COMPANY] AT [INSERT PHONE NUMBER], WHO WILL, NOT LATER THAN TEN DAYS AFTER THE DATE HEREOF, PROMPTLY MAKE AVAILABLE TO HOLDERS, UPON REQUEST, THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THIS NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THIS NOTE, AND (3) THE YIELD TO MATURITY OF THIS NOTE.

PROMISSORY NOTE
US $[______]	_____ __, 2022

FOR VALUE RECEIVED, NanoSynex Ltd., a company incorporated under the laws of the State of Israel (the “Company”), hereby promises to pay to Qualigen Therapeutics Inc. (the “Funder”), a Delaware company based in California, U.S., in the manner hereinafter specified, the principal sum of _[_____] US Dollars ($[____],000.00) (the “Principal”), together with interest from the date hereof at a rate of 9.00% per annum on the principal balance from time to time outstanding (the “Interest”). Principal and Interest due under this Promissory Note (the “Note”) shall be due and payable in lawful money of the United States. Payments hereunder shall be made via wire transfer to the Funder’s bank account as set forth in Exhibit A attached hereto or such other address as Funder may hereafter designate by written notice to Company.

This Note is being made pursuant to that Master Agreement for the Operational and Technology Funding of NanoSynex Ltd. between Company and Funder, dated April 29, 2022 (the “Funding Agreement”), and all terms set forth therein shall apply to this Note mutatis mutandis.

1. Payments.

a. The Principal and Interest under this Note shall be due and payable upon the sooner to occur of: (i) five (5) years from the date of this Note; (ii) the acquisition by any person or entity of all or substantially all of the share capital of Company, through share purchase, issuance of shares or merger of the Company or the purchase of all or substantially all of the assets of Company; or (iii) the initial public offering (“IPO”) of Company (the “Maturity Date”). All payments under this Note shall be applied first to accrued but unpaid Interest, and next to outstanding Principal.

b. Prepayment. Principal and accrued Interest due hereunder may be prepaid or paid in advance by Company in its sole discretion, in whole or in part, at any time upon fifteen (15) days prior written notice without any premium or penalty imposed on Company.

2. Conversion. If at any time, Funder’s ownership of the share capital of the Company on an issued and outstanding basis falls or is reasonably expected to fall below 50.1%, solely as a result of the exercise of existing or future options (or an equivalent instrument) or as a result of issuance of restricted, shares, restricted stock units (or an equivalent instruments) under the Company’s 2018 Share Option Plan or an equivalent plan adopted by the Company’s board of directors (a “Trigger Event”), Funder may, in its sole discretion, convert all or any portion of the outstanding Principal amount (such portion of Principal amount that is so converted, the “Convertible Amount”) into shares of the Company’s most senior class of Preferred Shares (as such term is defined under the Company’s then current articles of association, as may be amended from time to time (the “Articles”) existing immediately prior to such conversion. The number of such shares to be issued upon such conversion shall be equal to the quotient obtained by dividing the Convertible Amount by a price per share equal to the higher of (i) the Original Issue Price of the Preferred B Shares –(or the Conversion Price of the Preferred B Shares, if such Conversion Price is lower than the Original Issue Price) (as such terms are defined in the Articles); and (ii) a price that reflects a discount of 20% (twenty percent) on the Original Issue Price of the Company’s most senior class of Preferred Shares at the time of conversion that are issued in a bona fide financing, so that, following such conversion, Funder shall regain 50.1% of Company’s issued and outstanding share capital. The Convertible Amount shall be deemed to be repaid at the time of conversion. For as long as the Principal amount has not been repaid or converted in full, the Company shall deliver a thirty (30) days prior written notice to the Funder, or shorter notice if thirty (30) days is not practically possible, of any contemplated Trigger Event. The conversion right of the Funder described in this Section 2, shall not apply in case the Funder’s ownership of the share capital of the Company on an issued and outstanding basis falls below 50.1% due to exercise of options or an equivalent instrument immediately prior to, and contingent upon, a consummation of subsections (i), (ii) or (iii) of the definition of a Deemed Liquidation (as such term is defined in the Articles).

3. Default and Remedies. The occurrence of any one or more of the following events shall constitute an event of default under this Note (an “Event of Default”): (i) if Company fails to pay when due any payment of Principal or Interest on this Note or any other Note issued to Funder under the Funding Agreement and such failure continues for five (5) business days after the due date; (ii) if, pursuant to or within the meaning of the United States Bankruptcy Code or any other applicable law of Company’s home jurisdiction relating to insolvency or relief of debtors (the “Code”), Company (A) commences a voluntary case or proceeding; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a trustee, receiver, assignee, liquidator, or similar official; or (D) makes an assignment for the benefit of its creditors; (iii) if a court of competent jurisdiction enters an order or decree under the Code that (A) is for relief against Company in an involuntary case; (B) appoints a trustee, receiver, assignee, liquidator, or similar official for Company, or substantially all of Company’s assets; or (C) orders the liquidation of Company, and in each case the order or decree is not dismissed within sixty (60) days, which breach goes uncured for five (5) business days after Funder notifies Company of such breach in writing; or (iv) Company becomes insolvent. Upon the occurrence of an Event of Default:

a. All unpaid amounts under this Note shall, without notice, become immediately due and payable at the option of Funder (which may demand immediate repayment of all or part of any unpaid amount);

b. Funder shall have all rights and remedies under applicable law; and

c. Interest shall accrue at the default rate of eighteen percent (18%) per annum.

4. Revival. To the extent that Company makes a payment or Funder receives any payment or proceeds for Company’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under the Code, then, to such extent, the obligations of Company hereunder intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Funder.

5. Miscellaneous.

a. Modifications and Amendments. The terms and provisions of this Note may be modified or amended only by written agreement executed by Company and Funder.

b. Assignment/Binding Effect. Neither this Note, nor any right hereunder, may be assigned by Company without the prior written consent of Funder. This Note shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

c. Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Note shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such arbitral tribunal determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Note shall nevertheless remain in full force and effect.

d. Interpretation. The parties hereto acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Note, and (ii) the terms and provisions of this Note shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Note.

e. Headings and Captions. The headings and captions of the various subdivisions of this Note are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

f. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and interpreted according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent courts located in Tel Aviv, Israel, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such courts.

g. Notices. All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) upon personal delivery to the party to be notified, (b) on the first business day following delivery after having been sent by electronic mail (with electronic confirmation of delivery), (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt.

h. Counterparts. This Note may be executed in any number of counterparts (including by email or electronic signature), each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

i. Waivers. The Company and all others who may become liable for payment of all or any part of the obligations hereunder do hereby severally waive presentment and demand for payment, protest, notice of nonpayment, notice of intent to accelerate the maturity hereof, notice of protest, notice of dishonor and notice of maturity. Any delay by the Funder hereof in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall the exercise of any single or partial right hereunder create any other or further exercise thereof or exercise of any other power or right, nor shall the Funder hereof be liable for exercising or failing to exercise any such power or right. The rights, remedies and benefits herein specified are cumulative and not exclusive of any rights, remedies or benefits which the Funder hereof otherwise may have.

[Signature on following page]

IN WITNESS WHEREOF, the parties have executed this Note effective as of the date first above written.

“COMPANY”

NANOSYNEX LTD.

By:

“FUNDER”

QUALIGEN THERAPEUTICS INC.

By:

Exhibit A

Bank Account

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